Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements (Nos. 333-152682 and 333-218253) on Form S-8 of JBT Marel Corporation of our report dated May 9, 2024, with respect to the consolidated financial statements of Marel hf., which report appears in the Form S-4/A of JBT Marel Corporation dated June 24, 2024.

/s/ KPMG Accountants N.V.

Amstelveen, the Netherlands

January 22, 2025